                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 20 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 23, 1998, relating to the financial statements and financial highlights appearing in the November 30, 1997 Annual Report to Shareholders of PaineWebber Strategic Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights-Strategic Income Fund" in the Prospectus and under the heading "Other Information - Independent Auditors" in the Statement of Additional Information.

Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York  10036
March 25, 1998